Exhibit 5.1

INTERNAL REVENUE SERVICE P. O. BOX 2508 CINCINNATI, OH 45201 Date: OCT 21 2010 DIAGEO NORTH AMERICA INC C/O HUNTON & WILLIAMS DAVID A MUSTONE 1751 PINNACLE DR STE 1700 MCLEAN, VA 22102 DEPARTMENT OF THE TREASURY Employer Identification Number: 06-1067908 DLN: 17007040105039 Person to Contact: W. BRAD SCHLEGEL ID# 52717 Contact Telephone Number: (410) 962-9506 Plan Name: DIAGEO NORTH AMERICA INC SAVINGS PLAN Plan Number: 001 Dear Applicant: We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter. Continued qualification of the plan under its present form will depend on its effect in operation. See section 1.401-1(b)(3) of the Income Tax Regulations. We will review the status of the plan in operation periodically. The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provides examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794. This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes. This determination letter gives no reliance for any qualification change that becomes effective, any guidance published, or any statutes enacted, after the issuance of the Cumulative List (unless the item has been identified in the Cumulative List) for the cycle under which this application was submitted. This letter may not be relied on after the end of the plan’s first five-year remedial amendment cycle that ends more than 12 months after the application was received. This letter expires on January 31, 2014. This letter considered the 2007 Cumulative List of Changes in Plan Qualification Requirements. This determination letter is applicable for the amendment(s) executed Letter 2002 (DO/CG)

-2- DIAGEO NORTH AMERICA INC on 06/29/05 & 11/13/06. This determination letter is also applicable for the amendment(s) dated on 12/18/06 & 12/17/08. This determination is subject to your adoption of the proposed amendments submitted in your letter dated 10/06/10. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b). This determination is conditioned upon your adoption of the proposed restated plan as submitted with your or your representative’s letter dated 01/30/09. The proposed plan should be adopted on or before the date prescribed by the regulations under Code section 401(b). This determination letter is applicable to our review of the working copy of the plan and the associated amendments submitted with your application. We have sent a copy of this letter to your representative as indicated in the Form 2848 Power of Attorney or appointee as indicated by the Form 8821 Tax Information Authorization. If you have questions concerning this matter, please contact the person whose name and telephone number are shown above. Sincerely, Andrew E. Zuckerman Director, EP Rulings & Agreements Enclosures: Publication 794 Letter 2002 (DO/CG)